Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile:  (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:                                 Richard Jahnke, President & CEO, (651) 484-4874

Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports 2002 Third Quarter Results

Sales Increase 5.6% Over Third Quarter 2001, Company Experiences Positive Market

Response to its New Exercise Measurement Products and Now Carries Strong Balance

Sheet with over $1.25 per Share of Cash and No Debt

SAINT PAUL, Minn. (November 14, 2002) — Angeion Corporation (Nasdaq SC: ANGVC) today reported the results of its third quarter ended September 30, 2002. Revenue for the quarter was $4.2 million, compared to $4.0 million for the same period last year. Net income for the quarter was $2.4 million, or $0.67 per share, including $2.9 million for net licensing revenue received in connection with the settlement of a patent infringement lawsuit, compared to a loss of $1.8 million, or $(0.50) per share for the third quarter of 2001. Excluding the settlement, there would have been a net loss of $501,000 or $(0.14) per share for the three months ended September 30, 2002.

For the recently completed quarter, total revenue increased by $223,000 over the same period in 2001. Domestic product revenue increased by $366,000, or 14.1 percent and service revenue increased by $133,000, or 20.2 percent. These increases were offset by a $276,000 decrease in international product revenue. Both economic uncertainty and devaluing currencies in the Company’s traditional European and Latin American markets affected international revenue.

Rick Jahnke, President and Chief Executive Officer of the Company, stated, “The results of the quarter reflect the significant re-positioning that has taken place and demonstrate the opportunities that we have ahead of us. This is the second consecutive quarter that our core Medical Graphics products have shown a significant increase in U.S. demand over the prior year. We believe that with the $20 million of debt now converted to equity, eliminating our future interest expense, and a strong balance sheet with cash and marketable securities of over $4.0 million, we are positioned to take advantage of the opportunities that exist both in our traditional cardio-respiratory market and our new business line in the health and fitness market.

“We are also pleased to report that net income for the current quarter includes $2.9 million, net of transaction expenses, from a non-exclusive licensing agreement for our patented cardiac stimulation technology. The payment for this license, which was received in October, brings the Company’s cash balance to over $1.25 per share at October 31, 2002 with no debt.

(more)

“In addition, we are especially encouraged by the market response to the recent introduction of our New Leaf ® health and fitness weight loss training products at the Club Industry 2002 tradeshow. These products, which are marketed to consumers primarily through health and fitness clubs, help people achieve their weight loss goals through accurate measurements of their bodies’ metabolic response to exercise. The product line, which is partially derived from Medical Graphics’ patented technology, includes biofeedback devices that verbally coach the user during exercise. The size of this market, the early response to the products and the resources we have to develop the market, as reflected on our quarter-end balance sheet, give us great reason for optimism,” Jahnke concluded.

For the nine months ended September 30, 2002, revenue was $12.5 million, compared to $12.3 million in 2001. For the same period, the Company reported a net loss of $1.0 million, or $(0.29) per share, compared to a net loss of $4.4 million, or $(1.25) per share through September 30, 2001. For the quarter ended September 30, 2002, the Company reported an operating loss of $503,000, compared to an operating loss of $1.3 million a year ago. For the nine months ended September 30, 2002, the operating loss was $3.2 million, compared to an operating loss of $3.0 million for the first three quarters of 2001.

Earnings per share for the quarter and the nine months reflect the effect of the Company’s Joint Modified Plan of Reorganization under Chapter 11 of the federal bankruptcy laws. Under the terms of the Plan, the holders of the Company’s 7 1/2 percent Senior Convertible Notes, due April 2003, agreed to convert the debt to equity. The Noteholders and other holders of certain unsecured claims received a pro rata share of 95 percent of replacement common shares that were issued pursuant to the Plan. On October 25, 2002, the conversion took place and all outstanding notes were cancelled. The transaction was implemented as a voluntary Chapter 11 Bankruptcy for the purpose of enabling the Company to retain unimpaired utilization of a net operating loss carryforward of over $125 million. Holders of the Company’s old common stock received a pro rata share of 5 percent of the replacement common stock. Each equity holder received one share and one warrant to purchase an additional share of replacement common stock for every 20 shares of the old common stock that was owned prior to the effective date. As a result, the weighted average common shares outstanding for the quarter and the nine-month period ended September 30, 2002, was 3,594,627.

The Company also announced that in connection with the October 25, 2002 effective date of its Plan of Reorganization, it is changing its fiscal year from December 31 to October 31. The Company is changing its fiscal year to coincide more closely with buying patterns in the Medical Graphics’ medical equipment business as well as the New Leaf health and fitness product business. The change will also enable the Company to report its results in the future on a comparable basis as a result of the “fresh start” accounting rules that the Company is required to adopt in connection with its emergence from bankruptcy. A detailed discussion of the Company’s pro forma financial position, results of operations and “fresh start” accounting principles is contained in the Company’s Form 10-QSB for the quarter ended September 30, 2002, which is being filed with the SEC on November 14, 2002.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardio-respiratory diagnostic systems and related software for the management and improvement of cardio-respiratory health. The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ core technologies. These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness. They are marketed to the consumer primarily through health and fitness clubs and cardiac rehabilitation centers. For more information about Angeion, visit www.angeion-ir.com.

(more)

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including the Company’s ability to successfully operate its Medical Graphics business, the Company’s ability to successfully introduce its New Leaf products, the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics, New Leaf products or claims associated with its prior cardiac stimulation products and the Company’s ability to comply with Nasdaq listing requirements, including maintenance of the $1.00 per share bid price. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended December 31, 2001, and subsequently filed reports.

-

-                    Financial highlights follow —

Angeion Corporation and Subsidiaries

Condensed Consolidated Financial Statements

(In thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
Consolidated Statements of Operations	2002	2001	2002	2001
Revenues	$4,231	$4,008	$12,540	$12,293

Net loss from continuing operations	(501)	(1,776)	(1,034)	(4,334)
Licensing revenue, net	2,900	—	—	—
Loss from discontinued operations	—	—	—	(29)
Net income (loss)	$2,399	$(1,776)	$(1,034)	$(4,363)

Net income (loss) per share — basic and diluted	$0.67	$(0.50)	$(0.29)	$(1.25)

	September 30,
	2002		2001
Consolidated Balance Sheets	Historical	Pro Forma(1)	Historical
Current assets	$1,707	$4,607	$1,361
Other current assets	9,576	6,676	8,609
Equipment, intangibles and other assets	12,976	12,976	14,928
Total assets	$24,259	$24,259	$24,898

Current liabilities not subject to compromise	$3,593	$3,593	$4,266
Current liabilities subject to compromise	21,266	—	$—
Long-term debt	—	—	20,198
Shareholders’ equity	(600)	20,666	434
Total liabilities and equity	$24,259	$24,259	$24,898

(1)          Pro forma amounts reflect the Company’s emergence from Chapter 11 bankruptcy on October 25, 2002 and the October 18, 2002 receipt of $2.9 million in cash.  See the Company’s Form 10-QSB for the quarter ended September 30, 2002.

###